MSGI Technology Solutions, Inc 8-K

Exhibit 16.2

August 14, 2013

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE: MSGI Technology Solutions, Inc. Amended Form 8 K

We have read the statements that we understand MSGI Technology Solutions, Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm.

We have no basis to agree or disagree with other statements under made under Item 4.01.

Yours truly,

L J Soldinger Associates, LLC

Deer Park, Illinois